Exhibit 3.2

Amendment to the Bylaws of
ADAMS RESOURCES & ENERGY, INC.
Adopted at a Special Meeting of the Board of Directors
Held on February 27, 2013
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The first sentence of Article III, Section 1 of the Bylaws of the Company be amended to read as follows:

“The number of Directors which shall constitute the whole Board shall be no less than three (3) and no more than eleven (11) members, the exact number to be determined from time to time by resolution of the Board of Directors.”